Exhibit 10.20(b)

CABOT OIL & GAS CORPORATION

SAVINGS INVESTMENT PLAN

(As Amended and Restated Effective January 1, 2001)

Second Amendment

Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”), having established the Cabot Oil & Gas Corporation Savings Investment Plan, as amended and restated January 1, 2001 and as thereafter amended (the “Plan”), and having reserved the right under Section 10.4 thereof to amend the Plan, does hereby amend the Plan, to make certain law changes regarding required minimum distributions from the Plan. This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment. Except as otherwise provided, this Amendment shall be effective as of January 1, 2003.

1. Section 8.3 of the Plan is hereby amended in its entirety to read as follows:

“8.3 Required Minimum Distributions.

(a) General. Notwithstanding any provisions of this Plan to the contrary, for a Member attaining age 70 1/2, any benefits to which a Member is entitled shall commence not later than the April 1 following the later of (i) the calendar year in which the Member attains age 70 1/2 or (ii) the calendar year in which the Member’s employment terminates (provided, however, that clause (ii) of this sentence shall not apply in the case of a Member who is a 5% owner (as defined in Section 416(i) of the Code) with respect to the Plan Year ending in the calendar year in which such Member attains age 70 1/2 (such date the ‘Required Beginning Date’). All distributions required under this Section 8.3 will be made in accordance with the Treasury Regulations under Code Section 401(a)(9) and shall apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year. The requirements under Code Section 401(a)(9) will take precedence over any inconsistent provisions of the Plans.

(b) Timing and Manner of Distributions. The Member’s entire interest will be distributed, or begin to be distributed, to the Member no later than the Member’s Required Beginning Date. Upon the death of the Member distributions will be made to the Beneficiary in accordance with Section 8.2 of the Plan.

(c) Calculation of Required Minimum Distribution. During the Member’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the quotient obtained by dividing the Member’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Member’s age as of the Member’s birthday in the Distribution Calendar Year. Required minimum distributions will be determined beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Member’s date of death.

(d) Required Minimum Distributions After Member’s Death. If the Member dies after his Required Beginning Date his remaining Account balance will be distributed to his Beneficiary in a lump sum payment no later than the December 31 of the year following the year of the Member’s death. If the Member dies before his Required Beginning Date, then payments to the Beneficiary will be made as provided under Section 8.2 of the Plan.

(e) Definitions.

(i) Designated Beneficiary. The individual who is designated as the Beneficiary under Section 8.2 of the Plan and is the Designated Beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury Regulations.

(ii) Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Member’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Member’s Required Beginning Date. For distributions beginning after the Member’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 8.3(d). The required minimum distribution for the Member’s first Distribution Calendar Year will be made on or before the Member’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the Distribution Calendar Year in which the Member’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(iii) Member’s Account Balance. The Account balance as of the last valuation date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this      day of December, 2003, but effective as specified herein.

CABOT OIL & GAS CORPORATION

By:
Name:
Title:

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